Exhibit 10.10

CARRIER GLOBAL CORPORATION
LTIP PERFORMANCE SHARE UNIT DEFERRAL PLAN
(Effective as of January 1, 2020)

ARTICLE I – PREAMBLE

Section 1.1 – Purpose of the Plan

The Carrier Global Corporation LTIP Performance Share Unit Deferral Plan (the “Plan”) is hereby established effective January 1, 2020 (the “Effective Date”) to provide eligible Participants with the opportunity to defer receipt of shares of Common Stock in respect of Performance Share Units (“PSUs”) awarded by United Technologies Corporation (“UTC”) prior to the Spin-off or by the Corporation on or following the Spin-off.

Section 1.2 – Spin-off from UTC

On November 26, 2018, UTC announced its intention to separate into three independent companies, UTC, the Corporation and Otis Worldwide Corporation (“Otis”), through spin-off transactions expected to be completed by mid-year 2020.  The transaction by which the Corporation ceases to be a subsidiary of UTC is referred to herein as the “Spin-off.”  In connection with the Spin-off, and pursuant to the terms of the Employee Matters Agreement to be entered into by and among the Corporation, UTC, and Otis (the “Employee Matters Agreement”), the Corporation and this Plan shall assume all obligations and liabilities of UTC and its subsidiaries under the UTC LTIP PSU Deferral Plan with respect to “Carrier Group Employees” and “Former Carrier Group Employees” (as such terms are defined in the Employee Matters Agreement, and collectively referred to as “Carrier Employees”).  Any benefits due under the UTC LTIP PSU Deferral Plan with respect to Carrier Employees or Beneficiaries of Carrier Employees will now be the responsibility of the Corporation and this Plan, and any such benefits accrued but not yet paid under the UTC LTIP PSU Deferral Plan immediately prior to the Effective Date, will be administered and paid under the terms of this Plan.  All investment and distribution elections and designations of Beneficiary made under the UTC LTIP PSU Deferral Plan by a Carrier Employee or Beneficiary of a Carrier Employee and in effect immediately prior to the Effective Date will continue to apply and shall be administered under this Plan, until such election or designation expires or is otherwise changed or revoked in accordance with the terms of this Plan.  All valid domestic relations orders filed with the UTC LTIP PSU Deferral Plan as of immediately prior to the Effective Date with respect to the benefit of a Carrier Employee shall continue to apply under this Plan to the extent provided under Section 8.2.

ARTICLE II – DEFINITIONS

For purposes of this Plan, the following terms are defined as set forth below:

(a)
Beneficiary means the person, persons, entity, or entities designated on an electronic or written form by the Participant to receive the value of his or her Plan Account in the event of the Participant’s death in accordance with the terms of this Plan.  If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the Participant’s estate.

(b)
Carrier Company means, (i) prior to the Spin-off, any entity within the Carrier business unit of UTC controlled by or under common control with UTC within the meaning of Section 414(b) or (c) of the Code and (ii) from and after the Spin-off, the Corporation and any entity controlled by or under common control with the Corporation within the meaning of Section 414(b) or (c) of the Code (but under both clauses (i) and (ii) substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).

(c)	Carrier LTIP PSU Deferral Plan means the Carrier Global Corporation LTIP Performance Share Unit Deferral Plan.

(d)
Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.  Reference to any section of the Internal Revenue Code shall include any final regulations or other applicable guidance.  References to “Section 409A” shall include any final regulations or other applicable guidance issued thereunder by the Internal Revenue Service from time to time in effect.

(e)
Committee means the Carrier Employee Benefit Committee, which is responsible for the administration of this Plan.  The Committee may delegate administrative responsibilities to such individuals and entities as it shall determine.

(f)	Common Stock means the common stock of United Technologies Corporation until the Spin-off and means the common stock of the Corporation from and after such date.

(g)	Corporation means Carrier Global Corporation, or any successor thereto.

(h)	DCP means the United Technologies Deferred Compensation Plan prior to the Spin-off date and means the Corporation’s Deferred Compensation Plan from and after the Spin-off date.

(i)	Default Deferral Period means the minimum Deferral Period of five (5) years following the date on which the Performance Cycle Account is established.

(j)	Default Distribution means payment in a lump sum distribution.

(k)	Deferral Period means the period designated (or deemed to be designated) by the Participant in accordance with this Plan that ends on the Participant’s Retirement Date or on a Specific Deferral Date.

(l)
Deferred Share Units means PSUs that have been deferred pursuant to the terms of this Plan (or pursuant to the UTC LTIP PSU Deferral Plan for periods prior to the Spin-off), and dividend equivalents that are credited and invested pursuant to Section 7.1.

(m)
Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C).

(n)
Election Form means the enrollment form provided by the Committee to Participants electronically or in paper form for the purpose of deferring PSUs under this Plan.  Each Participant’s Election Form must contain such information as the Committee may require, including:  the percentage of the award to be deferred with respect to the applicable Performance Cycle, the form of distribution elected, and the distribution start date (see also Default Deferral Period and Default Distribution).  There will be a separate Election Form for each Performance Cycle.

(o)
Employee means an employee of the Corporation and its subsidiaries.  For the period January 1, 2020 until the Spin-off date, Employee shall exclude any employee of UTC and its subsidiaries and affiliates that is not deemed to be within the Carrier business unit of UTC.

(p)	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(q)
Investment Fund means a hypothetical fund that tracks the value of an investment option offered under the Qualified Savings Plan or the DCP, as determined by the Committee.  Investment Funds offered under the LTIP PSU Deferral Plan may be changed from time to time by the Committee and shall be valued in the manner set forth in Section 5.1.  The value of Participants’ Plan Accounts invested in Investment Funds shall be adjusted to replicate the performance of the applicable Investment Funds.  Amounts credited to any Investment Fund do not result in the investment in actual assets corresponding to the Investment Fund.

(r)
Participant means an Employee of a Carrier Company who (i) is determined by the Committee to be within a select group of management or highly compensated employees, (ii) is paid from a U.S. payroll, (iii) files a U.S. income tax return, (iv) has been awarded PSUs, (v) elects to defer a portion of such PSUs pursuant to the terms of this Plan, and (vi) is not an active participant in the UTC LTIP PSU Deferral Plan or the Carrier LTIP PSU Deferral Plan.  A Participant who has previously contributed to this Plan, but who ceases to be eligible under the preceding sentence, shall not be eligible to further defer PSUs under Article IV, but shall remain a Participant under this Plan with respect to his or her Plan Account until final distribution in accordance with the terms of this Plan.

(s)	Performance Cycle means the three (3)-year performance measurement period during which the pre-established performance targets are measured for each PSU Award.

(t)
Performance Cycle Account means the account established for each Participant for each Performance Cycle for which PSUs have been deferred under this Plan.  The Performance Cycle Account shall be established shortly after the end of the final year of the three (3)-year performance measurement period (i.e., when the Corporation’s Compensation Committee determines the extent to which the performance goals were obtained).

(u)	Plan means the Carrier Global Corporation LTIP Performance Share Unit Deferral Plan, as amended from time to time.

(v)	Plan Account means the aggregate value of all Performance Cycle Accounts.

(w)
PSUs means restricted stock units granted pursuant to a long-term incentive plan of the Corporation (or for periods prior to the Spin-off, pursuant to a UTC long-term incentive plan), the vesting of which are conditioned upon the attainment of performance goals and continued service.

(x)	Qualified Savings Plan means the United Technologies Corporation Employee Savings Plan until the Spin-off date and means the Carrier Retirement Savings Plan from and after the Spin-off date.

(y)	Retirement means a Separation from Service on or after attainment of age fifty (50).

(z)	Retirement Date means the date of a Participant’s Retirement.

(aa)
Separation from Service means a Participant’s termination of employment with all Carrier Companies, other than by reason of death.  A Separation from Service will be deemed to occur where the Participant and the Carrier Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) for the Carrier Companies will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding thirty-six (36) months (or the entire period the Participant has provided services if the Participant has been providing services to the Carrier Companies for less than thirty-six (36) months).  A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one Carrier Company to another Carrier Company.  For the avoidance of doubt, a transfer of employment from an entity that constitutes a Carrier Company prior to the Spin-off to an entity that constitutes a Carrier Company following the Spin-off shall not constitute a Separation from Service under this Plan or with respect to benefits transferred to this Plan if such transfer is made in connection with the Spin-off, but a transfer from a Carrier Company to UTC or Otis (or one of their affiliates) after the Spin-off (and that otherwise satisfies the definition of a Separation from Service) shall constitute a Separation from Service.

(bb)	Share means a share of UTC Common Stock until the Spin-off, and means a share of the Corporation’s common stock from and after such date.

(cc)	Specific Deferral Date means a specified date, not less than five (5) years following the date on which the Performance Cycle Account is established.

(dd)
Specified Employee means for the period (1) until the Corporation’s first specified employee effective date following the Spin-off, those officers and executives of the Corporation and its affiliates who were identified as a specified employee of UTC on the “specified employee identification date” preceding such specified employee effective date (as such terms are defined by Treas. Regs. Sec. 1.409A-1(i)(3) and (4)); and (2) from and after the Corporation’s first specified employee effective date following the Spin-off, each of the fifty (50) highest-paid officers and other executives of the Corporation and its affiliates (determined for this purpose under Treas. Regs. Sec. 1.409A-1(g)), effective annually as of April 1st, based on compensation reported on Box 1 of Form W-2, but including amounts that are excluded from taxable income as a result of elective deferrals to qualified plans and pre-tax contributions.  Foreign compensation earned by a nonresident alien that is not effectively connected with the conduct of a trade or business in the United States will not be used to determine Specified Employees following the Spin-off.

(ee)	UTC LTIP PSU Deferral Plan means the United Technologies Corporation LTIP Performance Share Unit Deferral Plan.

(ff)
Valuation Date means the date on which Deferred Share Units included in a Participant’s Performance Cycle Account are valued prior to distribution.  If the New York Stock Exchange is closed on a Valuation Date, the Valuation Date will be the next business day.

For PSUs granted on or after January 1, 2008 the following rules apply for purposes of determining the Valuation Date:

(gg)
Separation from Service prior to age 50.  If the distribution is made because of the Participant’s Separation from Service prior to attaining age fifty (50), the Valuation Date for the lump sum distribution will be the July 31st next following the Separation from Service date.

(hh)
Retirement.  If the distribution is made because of the Participant’s Retirement and the distribution is (1) a lump sum, the Valuation Date will be the July 31st next following the Retirement Date (or, if later, the vesting date for the PSUs) or (2) in installments, the Valuation Date will be the July 31st next following the Retirement Date (or, if later, the vesting date for the PSUs) and each subsequent July 31st thereafter for the remaining installments.

(ii)
Specific Deferral Date.  If the distribution is made because the Deferral Period has ended on a Specific Deferral Date, the Valuation Date for the lump sum or initial installment distribution will be the July 31st next following the Specific Deferral Date and each subsequent July 31st thereafter for any remaining installments.

(jj)
Death.  If the distribution is made as a result of the Participant’s death, the Valuation Date will be a date that is as soon as practicable prior to the date the distribution is to be made on account of the death.

For PSUs granted prior to January 1, 2008, the following rules apply for purposes of determining the Valuation Date:

(kk)
Separation from Service prior to age 50.  If the distribution is made because of the Participant’s Separation from Service prior to attaining age fifty (50), the Valuation Date will be determined by reference to the date upon which the Participant’s Separation from Service occurs.  For Separations of Service that occur in a year (1) prior to July 21st, the Valuation Date will be July 31st of that year, (2) on or after July 21st and prior to October 21st, the Valuation Date will be October 31st, (3) on or after October 21st and prior to December 1st, the Valuation Date will be December 15th, and (4) in the month of December, the Valuation Date will be January 15th of the following year.

(ll)
Retirement.  If the distribution is made because of the Participant’s Retirement and the distribution is a lump sum, the Valuation Date will be determined by reference to the date upon which the Participant’s Retirement Date occurs (or, if later, the vesting date for the PSUs).  For Retirement Dates that occur in a year (1) prior to July 21st, the Valuation Date will be July 31st of that year, (2) on or after July 21st and prior to October 21st, the Valuation Date will be October 31st, (3) on or after October 21st and prior to December 1st, the Valuation Date will be December 15th, and (4) in the month of December, the Valuation Date will be January 15th of the following year.  If the distribution is made because of the Participant’s Retirement and the distribution is in the form of installments, the Valuation Date will be the July 31st next following the Retirement Date (or if later the vesting date of the PSUs) and each subsequent July 31st thereafter for the remaining installments.

(mm)
Specific Deferral Date.  If the distribution is made because the Deferral Period has ended on a Specific Deferral Date, the Valuation Date for the lump sum or initial installment distribution will be the July 31st next following the Specific Deferral Date and each subsequent July 31st thereafter for any remaining installments.

(nn)
Death.  If the distribution is made as a result of the Participant’s death, the Valuation Date will be a date that is as soon as practicable prior to the date the distribution is to be made on account of the death.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

Section 3.1 – Eligibility

Each Employee of a Carrier Company, who is classified as an eligible Participant at the time of the deferral election, will be eligible to participate in this Plan in respect of that Performance Cycle in accordance with the terms of this Plan.

Section 3.2 – Participation

Each eligible Participant may elect to participate in this Plan with respect to any Performance Cycle for which he/she receives an award of PSUs, and for which the opportunity to defer PSUs is offered, by timely filing an Election Form, properly completed in accordance with Section 4.1.

ARTICLE IV – PARTICIPANT ELECTIONS AND DESIGNATIONS

Section 4.1 – Election

An eligible Participant, who has been awarded PSUs, may, on or before the election deadline established by the Committee, file an Election Form to defer the Participant’s PSUs, subject to their future vesting.

Section 4.2 – Election Amount

An eligible Participant must designate in the Election Form the percentage of vested PSUs (rounded down to the nearest whole share) that will be deferred under this Plan for the Performance Cycle.  The minimum percentage of vested PSUs that a Participant may defer under this Plan for any Performance Cycle is ten percent (10%) and the maximum is one hundred percent (100%).

Section 4.3 – One-Time Diversification Election and Investment Fund Allocation

(a)          One-Time Diversification Election.  Each Participant will be allowed a one-time opportunity during a specified two (2)-week period in February 2020 to elect to diversify his or her then-existing Performance Cycle Accounts out of Deferred Share Units, and into available Investment Funds.  A separate diversification election may be made for each Performance Cycle Account; and once made, will apply to the entire Performance Cycle Account.  Performance Cycle Accounts that are diversified will be valued as of the date on which the diversification election is made (or on the next business day if the election occurs after trading hours).  If no election is made by a Participant, his or her Performance Cycle Accounts will remain invested in Deferred Share Units.

(b)          Investment Fund Allocation.  Performance Cycle Accounts that are diversified as part of the one-time election under paragraph (a) of this Section 4.3 can never be reinvested in Deferred Share Units; however, Participants may change the asset allocation of the diversified Performance Cycle Accounts between other Investment Funds, as permitted by the Committee.

Section 4.4 – Election Date

To defer PSUs under this Plan, an Election Form must be completed and submitted to the Committee no later than the election deadline for that Performance Cycle.  If the PSUs qualify as “performance-based compensation” for purposes of Section 409A, the election deadline shall be no later than December 31st of the second (2nd) year of the Performance Cycle; provided that the compensation provided under the PSUs has not become reasonably ascertainable by the election deadline, and provided further that the Participant has performed services continuously from the beginning of the Performance Cycle (or, if later, the date when the performance criteria were established if the award is made after the beginning of the Performance Cycle) until the election deadline.  The Committee may specify an election deadline for any Performance Cycle that is earlier than the latest permissible deadline described in this paragraph, or may specify before the election deadline that particular PSUs are not eligible for deferral.  Except as provided below in Section 4.7 (Change in Distribution Election) and Section 5.8 (Accelerated Distribution in the Case of an Unforeseeable Emergency), the choices reflected in the Participant’s Election Form shall become irrevocable on the election deadline.  If an eligible Participant fails to submit a properly completed Election Form by the election deadline, he or she will be ineligible to participate in this Plan for the applicable Performance Cycle.

Section 4.5 – Deferral Period

Each Participant shall specify in the Election Form the Deferral Period for amounts to be deferred.  Failure to specify a Deferral Period shall result in a deferral for the Default Deferral Period.  A Participant may elect a Deferral Period that ends either (1) on a Specific Deferral Date that is at least five (5) years following the date on which the Performance Cycle Account is established, or (2) on the Participant’s Retirement Date.

Section 4.6 – Distribution Election

At the time the Participant first elects to defer his or her vested PSUs under Section 4.1, the Participant must further make an election to have the Performance Cycle Account distributed in a lump sum or in two (2) to fifteen (15) annual installments.  If no distribution election is made, the Participant’s Performance Cycle Account will be distributed in a lump sum.  If a Participant elects to receive the Performance Cycle Account in installments, the amount of each installment shall be determined by dividing the total Performance Cycle Account Balance on each Valuation Date by the number of installments remaining, rounded down to the nearest whole share.  For any amounts not denominated in Deferred Share Units, installment payments will be determined by valuing such amount on the payment and multiplying such amount by a fraction, the numerator of which is one (1) and the denominator of which is the number of scheduled installments that remain unpaid.

Section 4.7 – Change in Distribution Election

A Participant may make an irrevocable election to extend the Deferral Period and/or change the form of distribution for a Performance Cycle Account.  A Participant may change his or her election, as provided in this Section 4.7, for some accounts and not for others.  For each Performance Cycle Account, the extended Deferral Period shall not be less than five (5) years following the date on which distribution would otherwise have occurred.  A deferral extension election and/or change to the form of distribution must meet all of the following requirements:

(a)
The new election must be made at least twelve (12) months prior to the earlier of the date on which payments will commence under the current election and/or the date of the Participant’s Separation from Service following the attainment of age fifty (50) (and the new election shall be ineffective if the Participant incurs a Separation from Service within twelve (12) months after the date of the new election);

(b)	The new election will not take effect until at least twelve (12) months after the date when the new election is submitted in a manner acceptable to the Committee; and

(c)	The new payment commencement date must be at least five (5) years later than the date on which payments would commence under the current election.

A Participant may change his or her election up to a maximum of three (3) times for each Performance Cycle Account.

Section 4.8 – Designation of Beneficiary

Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Committee.  A Participant may change such designation on an electronic or written form acceptable to the Committee and any change will be effective on the date received by the Committee.  Designations received after the Participant’s death will not be effective.  If a Beneficiary designation is not filed with the Committee before the Participant’s death, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will paid to the Participant’s estate.  If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any:  (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of this Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.8.  In the event of the death of a Participant, distributions shall be made in accordance with Section 5.5.

ARTICLE V – VALUATION & DISTRIBUTION OF ACCOUNTS

Section 5.1 – Valuation of Performance Cycle Accounts

Upon the Spin-off, UTC Deferred Share Units will be converted into Carrier Deferred Share Units, including fractional Carrier Deferred Share Units, in accordance with the Employee Matters Agreement.  Deferred Share Units included in a Participant’s Performance Cycle Account are valued prior to distribution on the applicable Valuation Date.  Except in the case of distributions made after Deferred Share Units have been converted to cash as a result of (a) the elective diversification of a Performance Cycle Account pursuant to Section 4.3, or (b) a Change of Control (as defined in Section 5.7 below), one (1) share of Common Stock will be distributed for each Deferred Share Unit.  If the distribution includes a fractional unit, the number of units will be rounded down to the next whole unit for purposes of calculating the number of shares of Common Stock to be exchanged in the distribution, and the value of the fractional unit will be paid in cash.  The Deferred Share Unit shall be valued based on the closing price of Common Stock as reported on the composite tape of the New York Stock Exchange on the Valuation Date.  For Performance Cycle Accounts invested in an Investment Fund, the value of the units of an Investment Fund will fluctuate on each business day based on the performance of the applicable Investment Fund.

Section 5.2 – Timing of Plan Distributions

Except as provided in Section 4.7 (Change in Distribution Election), Section 5.3 (Separation from Service before Attaining Age 50), Section 5.4 (Separation from Service of Specified Employees), and Section 5.5 (Distribution in the Event of Death) the value of a Participant’s Performance Cycle Account will be distributed (or begin to be distributed) according to the distribution election on file to the Participant within thirty (30) calendar days following the Valuation Date associated with (a) the Participant’s Retirement (if the Participant’s Deferral Period ends on the Retirement Date) or (b) the Specific Deferral Period (if the Participant’s Deferral Period ends on a Specific Deferral Date).

Section 5.3 – Separation from Service before Attaining Age 50

If a Participant’s Separation from Service occurs before the Participant attains age fifty (50), the full value of the Participant’s entire Plan Account will be distributed in a lump sum, within thirty (30) calendar days following the Valuation Date (subject to Section 5.4 below), regardless of the distribution election on file.

Section 5.4 – Separation from Service of Specified Employees

If the Participant is a Specified Employee on the date of the Participant’s Separation from Service, any distribution of the Participant’s Plan Account that is made on account of the Participant’s Separation from Service will not be made or commence earlier than the first (1st) day of the seventh (7th) month following the date of Separation from Service.  The Plan Account shall be valued as if the Valuation Date were the last business day of the month preceding the distribution date.  In the case of a distribution in installments, the date of any subsequent installments shall not be affected by the delay of any installment hereunder.

Section 5.5 – Distribution in the Event of Death

In the event of the death of a Participant before the Participant’s Plan Account has been fully distributed, the full remaining value of the Participant’s Plan Account will be distributed to the designated Beneficiary or the Participant’s estate in a lump sum no later than December 31st of the year immediately following the year in which the death occurred.

Section 5.6 – Disability

In the event of the Disability of a Participant, the Participant’s Performance Cycle Accounts that are designated to be deferred to a Specific Deferral Date will be maintained and distributed in accordance with the Participant’s elections on file.  The Participant’s Performance Cycle Accounts that are designated to be deferred to the Participant’s Retirement Date will be distributed as if such Participant had retired on the date of the Participant’s Disability, but without applying the six (6)-month delay in Section 5.4, above.

Section 5.7 – Distribution upon a Change in Control

In the event of a Change in Control of the Corporation, the Participant’s entire Plan Account will be converted to cash and distributed in a lump sum within ten (10) business days following the Change in Control event.  The cash amount per Deferred Share Unit will equal the closing price of Common Stock on the New York Stock Exchange on the date the Change in Control occurs or, if the Common Stock is not traded on that day, on the trading day immediately preceding the Change in Control.  For purposes of this Plan, a “Change in Control” means (a) the acquisition by one person, or more than one person acting as a group, of stock possessing 30 percent (30%) or more of the total voting power of the stock of the Corporation during the twelve (12)-month period ending on the date of the most recent acquisition; (b) the replacement of a majority of the members of the Corporation’s board of directors during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s board of directors as constituted immediately prior to the date of such appointment or election; (c) the acquisition by one person, or more than one person acting as a group, of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation; (d) a change in the ownership of a substantial portion of the Corporation’s assets such that one person, or more than one person acting as a group, acquires assets of the Corporation with a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation determined immediately prior to such acquisition; and (e) a dissolution or liquidation of the Corporation.  The intention of this Plan is that Change in Control shall be a permissible payment event under Section 409A.  For the avoidance of doubt, the Spin-off shall not constitute a Change in Control.

Section 5.8 – Accelerated Distribution in the Case of an Unforeseeable Emergency

(a)          The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of the Participant’s Plan Accounts upon the showing of an unforeseeable emergency.  An “unforeseeable emergency” is a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in IRC Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Whether a Participant is faced with an unforeseeable emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case.  Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under this Plan.

(b)          Distributions on account of an unforeseeable emergency, as defined in Section 5.8(a), shall be limited to the amount reasonably necessary to satisfy the emergency need.  Such amount may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

(c)          The Committee will determine from which Performance Cycle Accounts hardship distributions will be made.  Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of unforeseeable emergency.

Section 5.9 – Administrative Adjustments in Payment Date

A payment is treated as being made on the date when it is due under this Plan if the payment is made on the due date specified by this Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the fifteenth (15th) day of the third (3rd) calendar month following the date specified by this Plan (for a payment whose specified due date is on or after October 1).  A payment also is treated as being made on the date when it is due under this Plan if the payment is made not more than thirty (30) days before the due date specified by this Plan.  In no event will a payment to a Specified Employee on account of his or her Separation from Service be made or commence earlier than the first (1st) day of the seventh (7th) month following the date of Separation from Service.  A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 5.9.

Section 5.10 – Minimum Balance Payout Provision

If a Participant’s Plan Account balance under this Plan (and under all other nonqualified deferred compensation plans of the Corporation that are required to be aggregated with this Plan under Section 409A), determined at the time of the Participant’s Separation from Service, is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation from Service occurs, the Committee retains discretion to distribute the Participant’s entire Plan Account (and the Participant’s entire interest in any other nonqualified deferred compensation plan that is required to be aggregated with this Plan) in a lump sum within thirty (30) days following the Participant’s Separation from Service, even if the Participant has elected to receive a different form of distribution.  Any exercise of the Committee’s discretion taken pursuant to this Section 5.10 shall be evidenced in writing, no later than the payment date.

ARTICLE VI – AMENDMENT AND TERMINATION OF PLAN

Section 6.1 – Amendment

The Corporation may, at any time, amend this Plan in whole or in part; provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment.  In the event of any change in law or regulation relating to this Plan or the tax treatment of this Plan Accounts, this Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article V.  To the extent any rule or procedure adopted by the Committee is inconsistent with a provision of this Plan that is administrative, technical or ministerial in nature, this Plan shall be deemed amended to the extent of the inconsistency.

Section 6.2 – Plan Suspension and Termination

(a)          The Committee may, at any time, suspend or terminate this Plan with respect to new or existing Election Forms if, in its sole judgment, the continuance of this Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.

(b)          In the event of suspension of this Plan, no additional deferrals shall be made under this Plan, but all previous deferrals shall accumulate and be distributed in accordance with the otherwise applicable provisions of this Plan and the applicable elections on file.

(c)          Upon the termination of this Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation that would be aggregated with this Plan under Section 409A, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A.  All payments that may be made pursuant to this Section 6.2 shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of this Plan.  The Corporation may not accelerate payments pursuant to this Section 6.2 if the termination of this Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Regs. Sec. 1.409A-3(j)(4)(ix)(C)(1).  If the Corporation exercises its discretion to accelerate payments under this Section 6.2, it shall not adopt any new arrangement that would have been aggregated with this Plan under Section 409A within three (3) years following the date of this Plan’s termination.  The Committee may also provide for distribution of Plan Accounts following a termination of this Plan under any other circumstances permitted by Section 409A.

Section 6.3 – No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of this Plan.

ARTICLE VII – MISCELLANEOUS PROVISIONS

Section 7.1 – Reinvestment of Dividend Equivalents

Deferred Share Units shall be credited with dividend equivalents at the same time and in the same amount that cash dividends would be paid with respect to an equal number of shares of Common Stock.  At the time the election under Section 4.1 is made, the Participant agrees to have dividend equivalents deferred and invested in additional Deferred Share Units based upon the number of whole and fractional units that the dollar dividend amount would purchase, using the closing price of the Common Stock on the New York Stock Exchange on each dividend payment date.  Dividend equivalents that are deferred and invested pursuant to this Section 7.1 shall be credited to the same Performance Cycle Account as the Deferred Share Units for which the dividend equivalents are paid, and shall be distributed at the time and in the form applicable to that Performance Cycle Account.  For the avoidance of doubt, Performance Cycle Accounts diversified out of Deferred Stock Units will no longer be eligible for dividend equivalents.

Section 7.2 – Withholding Taxes

The Committee may make any appropriate arrangements to deduct from all deferrals and payments under this Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits and payments.

Section 7.3 – Adjustment of Deferred Share Units

In the event of any change in the outstanding shares of Common Stock, by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, spin-off or other similar corporate change, the number of Deferred Share Units may be adjusted appropriately by the Committee, whose determination shall be conclusive.

Section 7.4 – Section 409A Compliance

To the extent that rights or payments under this Plan are subject to Section 409A, this Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid.  Any distribution election that would not comply with Section 409A shall not be effective for purposes of this Plan.  To the extent that a provision of this Plan does not comply with Section 409A, such provision shall be void and without effect.  The Corporation does not warrant that this Plan will comply with Section 409A with respect to any Participant or Beneficiary or with respect to any payment.  In no event shall any Carrier Company, any director, officer, or employee of a Carrier Company (other than the Participant), or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of this Plan’s failure to satisfy the requirements of Section 409A, or as a result of this Plan’s failure to satisfy any other requirements of applicable tax laws.

ARTICLE VIII – GENERAL PROVISIONS

Section 8.1 – Unsecured General Creditor

The Corporation’s obligations under this Plan constitute an unfunded and unsecured promise to distribute shares in the future.  Participants’ and Beneficiaries’ rights under this Plan are solely those of a general unsecured creditor of the Corporation.  No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of this Plan or Participants’ Plan Accounts.

Section 8.2 – Nonassignability

(a)          Except as provided in subsection (b) or (c) below, no Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in this Plan and all Plan Accounts and the rights to all payments are unassignable and non-transferable.  Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations.  Plan Accounts or other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

(b)          The Plan shall comply with the terms of any valid domestic relations order submitted to the Committee.  Any payment of a Participant’s Plan Account to a party other than the Participant pursuant to the terms of a domestic relations order shall be charged against and reduce the Participant’s Plan Account.  Neither this Plan, the Corporation, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Participant or Beneficiary, for complying with the terms of a domestic relations order.

(c)          To the extent that any Participant, Beneficiary or other person receives an excess or erroneous payment under this Plan, the amount of such excess or erroneous payment shall be held in a constructive trust for the benefit of the Corporation and this Plan, and shall be repaid by such person upon demand.  The Committee may reduce any other benefit payable to such person, or may pursue any remedy available at law or equity to recover the amount of such excess or erroneous payment or the proceeds thereof.  Notwithstanding the foregoing, the amount payable to a Participant or Beneficiary may be offset by any amount owed to any Carrier Company to the extent permitted by Section 409A.

Section 8.3 – No Contract of Employment

Participation in this Plan shall not be construed to constitute a direct or indirect contract of employment between any Carrier Company and the Participant.  Participants and Beneficiaries will have no rights against any Carrier Company resulting from participation in this Plan other than as specifically provided herein.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Carrier Company for any length of time or to interfere with the right of any Carrier Company to terminate a Participant’s employment.

Section 8.4 – Governing Law

The provisions of this Plan will be construed and interpreted according to the laws of the State of Delaware, to the extent not preempted by federal law.

Section 8.5 – Validity

If any provision of this Plan is held to be illegal or invalid for any reason, the remaining provisions of this Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 8.6 – Notice

Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if sent by first-class mail, to Carrier Global Corporation, 13995 Pasteur Boulevard, Palm Beach Gardens, Florida 33418, Attn:  Employee Benefit Committee.  Any notice or filing required or permitted to be given to any Participant or Beneficiary under this Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation.  Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

Section 8.7 – Successors

The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

Section 8.8 – Incompetence

If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for their affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary.  Any such payment from a Participant’s Plan Accounts shall be a complete discharge of any liability under this Plan with respect to the amount so paid.

ARTICLE IX – ADMINISTRATION AND CLAIMS

Section 9.1 – Plan Administration

The Committee shall be solely responsible for the administration and operation of this Plan and shall be the “administrator” of this Plan for purposes of ERISA.  The Committee shall have full and exclusive authority and discretion to interpret the provisions of this Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of this Plan.  All decisions and interpretations of the Committee shall be final and binding on all parties.

Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee at Carrier Global Corporation, 13955 Pasteur Boulevard, Palm Beach Gardens, Florida 33418, Attn:  Employee Benefit Committee.  The Committee shall respond in writing as soon as practicable.

Section 9.2 – Claim Procedures

A Participant or Beneficiary who believes that he or she has been denied a benefit under this Plan (referred to in this Section 9.2 as a “Claimant”) may file a written request with the Committee setting forth the claim.  The Committee shall consider and resolve the claim as set forth below.

(a)          Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within ninety (90) days.  The Committee may, however, extend the response period for up to an additional ninety (90) days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date.  The Committee shall respond to the claim within the specified period.

(b)          If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for such denial; (ii) the specific reference to relevant provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation for why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of the claim; and (vi) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c)          Within sixty (60) days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination.  The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee.  If the Claimant does not request a review of the initial determination within such sixty (60)-day period, the Claimant shall be barred from challenging the determination.

(d)          Within sixty (60) days after the Committee receives a request for review, it will review the initial determination.  If special circumstances require that the sixty (60)-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(e)          All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (i) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (ii) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (iii) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

CERTAIN REGULATORY MATTERS

The Plan is subject to ERISA.  Because this Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, this Plan is exempt from most of ERISA’s requirements.  Although this Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts this Plan from most of ERISA’s reporting and disclosure requirements.

TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?

All questions concerning the operation of this Plan (including information concerning the administrators of this Plan) should be directed to:

Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33418
Attn: Employee Benefit Committee
Telephone: 561-365-2000